Exhibit 5.1

Letterhead of Harry B. Sands, Lobosky and Company

September 30th, 2003

Our Ref: SML/SO134/10

Steiner Leisure Limited,
Suite 104A,
Saffrey Square,
Nassau, Bahamas.

Dear Sirs,

Re: Form S-3 Registration Statement

 We have acted as Bahamian counsel to Steiner Leisure Limited, a company incorporated under the laws of the Commonwealth of The Bahamas (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended (the "Act"), for the registration of 200,000 common shares of $.01 par value, of the Company (the "Selling Shareholder Shares").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including the current Memorandum and Articles of Association of the Company.

Based upon the foregoing, we are of the opinion that:

The Company is a validly existing company under the laws of the Commonwealth of The Bahamas; and

    The Selling Shareholder Shares have been validly issued, are fully paid and non-assessable.

The opinion is limited to the laws of the Commonwealth of The Bahamas at the date of this opinion, and no opinion is expressed with respect to the laws of any other jurisdiction other than that of the Commonwealth of The Bahamas.

We hereby consent to the filing of this opinion as part of the Registration

Statement and to the use of our name therein and in the prospectus included therein under the captions "Risk Factors - We are not a United States Company and, as a Result, there are Special Risks" and "Legal Matters".

Yours faithfully

HARRY B. SANDS, LOBOSKY AND COMPANY